Exhibit 10.16

DIRECTORS’ COMPENSATION AND RETIREMENT PROGRAM

In April 2005, a compensation consultant reviewed the total compensation for directors. Specifically, retainer fees, meeting fees, insurance and stock-based long-term incentives were reviewed using, as the competitive benchmark, levels of total compensation paid to directors of the 30 energy companies (29 of which constitute the peer group used for the company’s executive performance incentive program), 20 general industry companies of comparable revenue and capitalization size and 14 companies located in the company’s geographic area or of other relevance. Set forth below is the compensation for non-employee directors. No compensation is paid to employee directors for their service as directors.

Cash Compensation

•      An annual cash retainer of $24,000 is paid to non-employee directors on a quarterly basis. This level of retainer was found to be competitive and no changes were made in 2005 to this compensation component.

•       The cash meeting fee is $1,500 for each Board and Committee meeting attended. If a non-employee director participates in a meeting by telephone, the meeting fee is $750. An additional $1,000 is paid to the Audit Committee Chair and $500 is paid to each other Committee Chair, for each Committee meeting attended.

•      The company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities. The company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for Equitable Resources.

Equity-Based Compensation

•      The stock option award under the 1999 Non-Employee Directors’ Stock Incentive Plan that was historically granted to non-employee directors on an annual basis was replaced in 2003 by a grant of stock units which vested upon award and was payable on a deferred basis under the Directors’ Deferred Compensation Plan. Similarly, in 2005, a grant of 2,000 deferred stock units was awarded to each non-employee director which vested upon award. Each deferred stock unit is equal in value to one share of company common stock, but does not have voting rights. Dividends are credited quarterly in the form of additional stock units. The value of the stock units will be paid in cash on the earlier of the director’s death or termination of service as a director. The number of stock units, options, or other stock-based awards granted in future years will be based on competitive practices as benchmarked by a nationally recognized compensation consultant.

•      The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) of a value equal to at least two times the annual cash retainer. Under the guidelines, directors have up to two years to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet this requirement. All of the company’s non-employee directors meet this share ownership requirement.

Deferred Compensation

•      The company has a deferred compensation plan for non-employee directors. In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainer and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in company stock or permitted mutual funds. Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal installments. The first distribution date will be 30 days following termination of service as a director. This deferred compensation is an unsecured obligation of the company. Ms. Jeremiah and Mr. Miles participated in the deferred compensation plan with respect to fees for 2005, and they and other directors have participated in prior years. The prior Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

•      In May 1999, the directors’ retirement plan was curtailed and the accrued benefit of each active director was converted to a phantom stock account administered under the Directors’ Deferred Compensation Plan. Imputed dividends are credited to the account as additional shares. All participants are vested upon death or termination of service as a director. Dr. Domm and Messrs. McConomy, Rohr and Shapira are the only active directors eligible for benefits under the retirement plan, which are distributable (in stock) upon death or termination of service as a director. Directors elected after May 1999 are not eligible to participate in the retirement plan.

Charitable Award

•      Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by Equitable Resources. The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the company.

Matching Gifts

•      To further the company’s support for charitable giving, non-employee directors are able to participate in the Matching Gifts Program of the Equitable Resources Foundation, Inc. (the “Equitable Foundation”) on the same terms as all company employees. Under this program, the Equitable Foundation will match gifts of at least $100 made by the director to approved charities, up to an aggregate total of $10,000 in any calendar year.